REVOLVING LINE OF CREDIT

Card Activation Technologies, Inc.	Amount Loaned: $ 250,000
53 West Jackson Blvd. Suite 1618	Interest Rate: 7.0%
Chicago, Ill 60604-3749

FOR VALUE RECEIVED, the undersigned (“Borrower”) jointly and severally promises to pay to Medcom USA Incorporated (“Lender”), or order, the principle amount of $250,000.00, plus interest, calculated and charged on a daily basis, at a rate of 7.0 % per annum.  This note is payable upon demand. All payments on his note will be credited first on accrued interest and then the principle balance outstanding, and shall be payable in lawful money of the United States of America at the Lenders office or residents specified below.

7975 North Hayden Rd. Suite D-333
Scottsdale, AZ  85253

DEFAULT:  In the event of default in the payment of any amount on this Note when due, or in the event of any default under any Security Agreement executed as security for the repayment of all amounts due hereunder, at the option of the holder, this Note shall immediately be come due and payable without notice or demand on the makers, endorsers, guarantors, or any of them.  In the event of any such default the makers, endorsers, and guarantors hereof jointly and severely promise to pay on demand, in addition to all other amounts payable hereunder, reasonable collections costs, expenses and attorneys fees.  The makers, endorses, and guarantor hereof jointly and severally waive presentment hereof for payment, protest and notice of nonpayment and protest.

SECURITY:  This Note      ☐ IS    ☒ IS NOT secured by a ☐ Deed of Trust ☐ Security Agreement dated today.

/s/ William P. Williams
President and CEO